AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                VOICEFLASH NETWORKS, INC., a Florida corporation



                                       AND



                        VFNX, INC., a Florida corporation



                                       AND



                 UNITED CAPTURDYNE, INC., a Florida corporation



                                       AND



                             MAX JEFFREY KORBIN, II





                                 OCTOBER 8, 2001

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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of October 8th, 2001, by and among VoiceFlash Networks, Inc., a Florida corporation ("VFNX"), VFNX, Inc., a Florida corporation and wholly-owned subsidiary of VFNX ("Acquisition Sub"), United Capturdyne Technologies, Inc., a Florida corporation ("UCT") and Max Jeffrey Korbin, II ("Korbin") as majority shareholder. The corporate parties hereto are sometimes hereinafter referred to collectively as the "Companies," or individually as a "Company."

         WHEREAS, the Companies participate in similar industries, use similar technologies, perform similar research and development activities with respect to software applications and have overall synergistic components; therefore the respective Boards of Directors have determined that the combination of the Companies is consistent with and in furtherance of the long-term business strategy of the companies.

         WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that Acquisition Sub be merged with and into UCT and UCT become a wholly-owned subsidiary of VFNX and, in furtherance thereof, the Boards of Directors and Shareholders of the Companies have approved, as applicable, the merger of Acquisition Sub with and into UCT, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   Article I

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Acquisition Sub shall be merged (the "Merger") with and into UCT, with UCT being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of Acquisition Sub shall thereupon cease. The Merger shall have the effects set forth in Section 607.1106 of the Florida Business Corporation Act (the "FBCA").

         1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the completion of the filing of properly executed Articles of Merger with the Secretary of State of the State of Florida, which filing shall be made on the Closing Date after satisfaction of the conditions set forth in Section VIII.

                                   Article II

                       VFNX AND THE SURVIVING CORPORATION

         2.1 Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation and Bylaws of Acquisition Sub shall be the Articles of Incorporation of the Surviving Corporation (with the name of UCT being substituted for that of Acquisition Sub).

         2.2 Directors and Officers of the Surviving Corporation

                  (a) The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation of the Merger and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

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                  (b) The officers of Acquisition Sub at the Effective Time
shall be the initial officers of the Surviving Corporation of the Merger and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  Article III

                              CONVERSION OF SHARES

         3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) The shares of common stock of UCT ("Shares") issued and outstanding immediately prior to the Effective Time, shall be converted at the Effective Time into the right to receive an aggregate of 1,200,000 shares of VFNX restricted Common Stock, par value $.001 per share. ("VFNX Shares").

                  (b) At the Effective Time, all Shares of UCT shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the VFNX Shares, into which such Shares of UCT have been converted. Certificates representing Shares of UCT shall be exchanged for certificates representing whole VFNX Shares.

                  (c) If, prior to the Effective Time, VFNX should split or combine the VFNX Shares, or pay a stock dividend or other stock distribution in VFNX Shares, then the UCT Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend, or other distribution.

                  (d) Each Share of UCT held in treasury and each such Share held by VFNX or any subsidiary of VFNX immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no VFNX Shares shall be issued in exchange therefor.

                  (e) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation of the Merger.

         3.2 Exchange of Shares

                  (a) No later than the Effective Time, VFNX shall make available, and each holder of Shares shall be entitled to receive, upon surrender to VFNX of one or more certificates representing such Shares for cancellation, certificates representing the number of VFNX Shares and cash into which such Shares are converted in the Merger. The VFNX Shares into which the Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time. The VFNX Shares to be issued shall be restricted under Federal and state securities laws and shall contain a restrictive legend as set forth below of Schedule 3.2 attached hereto.

         3.3 Stock Options, Warrants, Debentures and Other Agreements. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments or agreements of any kind to purchase or issue Shares that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further shareholder approval) shall terminate as of the Effective Time, and prior to the Effective Time, UCT shall take or cause to be taken all necessary actions to ensure that following the Effective Time no participant in any such plan, program or arrangement shall have any right thereunder to acquire any equity securities of UCT or the Surviving Corporation or any subsidiary thereof.

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         3.4 No Fractional Securities. No certificates or scrip representing fractional VFNX Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III and no dividend, stock split-up, or other change in the capital structure of VFNX shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of an VFNX Share upon surrender of stock certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for an VFNX Share on the OTC Bulletin Board for the five (5) trading days immediately prior to the Closing Date (as defined below).

         3.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301 at 9:00 a.m.local time, on the first business day (the "Closing Date") after the later of (a) October 8th, 2001 or (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or (c) at such other date, time and place as the Companies shall agree.

         3.6 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of any Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Companies, in the name of and on behalf of any Company as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   Article IV

                      REPRESENTATIONS AND WARRANTIES OF UCT

         As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to VFNX or UCT, as the case may be, a material adverse effect on the business, assets, prospects, results of operations, or financial condition of such party and its subsidiaries (in the case of VFNX, including Acquisition Sub) taken as a whole or in the ability of such party to perform its obligations hereunder, and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

         UCT and Korbin, jointly and severally, represent and warrant, with respect to UCT and its subsidiaries and Korbin, except as disclosed in the UCT Schedule of Exceptions (the "UCT Schedule") attached hereto as follows:

         4.1 Organization. Each of UCT and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power, or to be so qualified shall not have a Material Adverse Effect.

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

         4.2 Capitalization. As of the date hereof, the authorized capital stock of UCT is as set forth in Schedule 4.2 hereto. As of the date hereof, the number of Shares of UCT, which are issued and outstanding, is as set forth in Schedule
4.2 hereto. All of the issued and outstanding Shares UCT are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of UCT or any agreement by which UCT or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in Schedule 4.2 hereto, there are not as of the date of this Agreement any shares of capital stock of UCT issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating UCT to issue, transfer, or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of UCT may vote ("Voting Debt") were issued and outstanding with respect to UCT.

         4.3 Authority Relative to this Agreement. UCT has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by UCT and the consummation by UCT of the transactions contemplated hereby have been duly authorized by the Board of Directors of UCT and the majority shareholders of UCT, and no other corporate proceedings on the part of UCT are necessary to approve this Agreement or the transactions contemplated hereby. Each shareholder of UCT is an "accredited investor" as defined in the Securities Act of 1933. Korbin has the power and authority to enter into this Agreement and perform his obligations hereunder.

         4.4 Consents and Approvals; No Violations. Except for filing and recordation of Articles of Merger under the FBCA no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by UCT of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by UCT, nor the consummation by UCT of the transactions contemplated hereby, nor compliance by UCT with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of UCT, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any fight of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which UCT or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to UCT, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect. The execution and delivery of this Agreement by Korbin does not violate or result in a breach of any agreement to which Kobrin is a party.

         4.5 Reports and Financial Statements. Each of the balance sheets (including the related notes) included in the unaudited financial statements for the period ended June 30, 2001 fairly presents in all material respects the consolidated financial position of UCT and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of UCT and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto. UCT represents that its books and records have been properly maintained and are capable of being audited in accordance with Securities and Exchange Commission rules without undue time and expenses.

         4.6 Absence of Certain Changes or Events. Since June 30, 2001, neither UCT nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 6.1(b), 6.1(c), or 6.1(e) hereof; (b) incurred any liability material to UCT and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (c) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of UCT or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (d) subsequent to the date hereof, except as permitted by Section 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

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         4.7 Litigation. Except as provided for in Schedule 4.7, as of the date of this Agreement: (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or, to the best knowledge of UCT, threatened against or involving UCT or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against UCT or any of its subsidiaries; and (iii) UCT and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them.

         4.8 Contracts.

                  (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which UCT or any of its subsidiaries is a party that relates to or affects the assets or operations of UCT or any of its subsidiaries or to which UCT or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of UCT and in full force and effect with respect to UCT. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in writing to the other Companies pursuant hereto, there are no existing defaults by UCT or any of its subsidiaries thereunder or, to the knowledge of UCT, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition, or occurrence exists, that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default by UCT or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

                  (b) Except as set forth in the Schedule 4.8(b) as of the date of this Agreement neither UCT nor any of its subsidiaries is a party to any oral or written (i) agreement or contract not terminable on 30 days' or less notice involving the payment of more than $25,000 per annum; (ii) joint venture agreement; (iii) noncompetition or similar agreements that restricts UCT or its subsidiaries from engaging in a line of business; (iv) agreement with any officer or other employee of UCT or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving UCT of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000; (v) agreement with respect to any executive officer of UCT or any subsidiary providing any term of employment beyond one year or compensation guaranty in excess of $50,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

         4.9 Employee Benefit Plans.

                  (a) Disclosed in Schedule 4.9 is a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans").

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         4.10 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on UCT as to its respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. UCT has filed or caused to be filed timely all material federal, state, local, and foreign tax returns required to be filed. Such returns, reports, and other information are accurate and complete in all material respects. UCT has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. UCT has no liability for taxes in excess of the amount so paid or accruals or reserves so established. UCT is not delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. UCT's federal and state income tax returns have never been audited by the Internal Revenue Service or comparable state agencies.

         4.11 Compliance With Applicable Law. UCT and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals, and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of UCT and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to UCT or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits, or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.

         4.12 Subsidiaries. There are no subsidiaries.

         4.13 Labor and Employment Matters. (a) UCT and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of UCT, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of UCT is any such investigation threatened and no governmental entity has provided any notice to UCT or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) in the event of termination of the employment of any of the current officers, directors, employees, or agents of UCT or any of its subsidiaries, neither UCT, any of its subsidiaries, any other Company, the Surviving Corporation, VFNX nor any other subsidiaries of UCT, shall pursuant to any agreement or by reason of anything done prior to the Effective Time by UCT or any of its subsidiaries be liable to any of said officers, directors, employees, or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.

         4.14 Intellectual Property.

                  (a) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) could not reasonably be expected to have a Material Adverse Effect:

                           (i) UCT and its subsidiaries owns, or is licensed or
otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

                           (ii) no claims are pending or, to the best knowledge
of each Company, threatened that UCT or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to UCT or any of its subsidiaries and, to the best knowledge of UCT, there are no valid grounds for any such claims;

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                           (iii) to the best knowledge of each Company, no
person is infringing on or otherwise violating any right of UCT or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to UCT or any of its subsidiaries;

                           (iv) to the best knowledge of each Company, there are
no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by UCT or any of its subsidiaries or challenging UCT's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it; and

                           (v) to the best knowledge of each Company, all
patents, registered trademarks, service marks, and copyrights held by UCT and each of its subsidiaries are valid and subsisting.

         For purposes of this Agreement, "Intellectual Property" means trademarks (registered or unregistered), service marks, brand names, certification marks, domain names, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing. Schedule 4.14(b) is a list of all Intellectual Property of UCT.

         4.15 Contents. None of the representations and warranties of UCT herein contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they were made not misleading.

                                   Article V

                     REPRESENTATIONS AND WARRANTIES OF VFNX

         VFNX represents and warrants with respect to itself and its subsidiaries, except as disclosed to UCT in the VFNX Schedule of Exceptions (the "VFNX Schedule"), attached hereto and incorporated herein by this reference, as follows:

         5.1 Organization. VFNX is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of VFNX and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

         5.2 Capitalization As of the date hereof, the authorized capital stock of VFNX and each of its subsidiaries is as set forth in Schedule 5.2 of the VFNX Schedule. As of the date hereof, the number of VFNX Shares which are issued and outstanding is as set forth in Schedule 5.2 of the VFNX Schedule. All of the issued and outstanding VFNX Shares are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of VFNX or any agreement by which VFNX or any of its subsidiaries is a part or by which it is bound. Except
(a) as set forth above or, (b) as disclosed in Schedule 5.2 of the VFNX Schedule, there are not as of the date of this Agreement any shares of capital stock of VFNX issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating VFNX to issue, transfer, or sell any shares of its capital stock. As of the date hereof, Voting Debt of VFNX were issued and outstanding

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         5.3 Authority Relative to this Agreement. VFNX has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by VFNX and the consummation by VFNX of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of VFNX are necessary to approve this Agreement or the transactions contemplated hereby.

         5.4 No Violations. Neither the execution and delivery of this Agreement by VFNX, nor the consummation by it of the transactions contemplated hereby, nor compliance by VFNX with any of the provisions hereof, shall (a) results in any breach of the Articles of Incorporation or Bylaws of VFNX, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any fight of termination, cancellation, or acceleration) under, any of the terms, conditions, or provision of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which VFNX or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to VFNX, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

                                   Article VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         6.1 Conduct of Business Pending the Merger. UCT agrees on its own behalf and on behalf of its subsidiaries that, during the period from the date of this Agreement and continuing until the Effective Time:

                  (a) The business of UCT and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                  (b) UCT and its subsidiaries shall not, except as set forth on
Schedule 6.1(c) (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws; or (iii) split, combine, or reclassify any shares of its outstanding capital stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property in respect of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

                  (c) UCT and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver, or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise), (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume, or prepay any material indebtedness, liability, or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances, or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

                  (d) UCT shall use its best efforts to preserve intact the business organization of Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries;

                  (e) UCT and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect.

         6.2 Legal Conditions to Merger. UCT shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement. Each Company shall promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

                                  Article VII

                              ADDITIONAL AGREEMENTS

         7.1 Access and Information.

                  (a) UCT and its subsidiaries shall each afford to VFNX and to its financial advisors, legal counsel, accountants, consultants, and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments, and records (including but not limited to Tax Returns) and, during such period, UCT shall furnish promptly to the other all information concerning its business, properties, and personnel as VFNX may reasonably request.

         7.2 Acquisition Proposals. UCT shall not, and shall use its best efforts to cause its directors, officers, employees, financial advisors, legal counsel, accountants, and other agents and representatives (for purposes of this Section 7.2 only, being referred to as "affiliates") not to, initiate, solicit, or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with any person other than a party hereto or their affiliates relating to, any acquisition, exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of UCT or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, UCT or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). UCT shall promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal.

         7.3 Public Announcements. So long as this Agreement is in effect, each Company agrees that it shall obtain the approval of the other party prior to issuing any press release and shall use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency.

         7.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

         7.5 Additional Agreements.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

                  (b) Subject to the terms and conditions herein provided, each Company shall cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders, and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

         7.6 Survival of Representations and Warranties. The respective representations and warranties of UCT and Korbin contained in this Agreement shall survive the Closing Date for a period of two years (the "Survival Period"), at the end of which Survival Period no claim may be made with respect to any such representation or warrant unless such claim shall have been asserted in writing to the Indemnifying party during such period, except for the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.9, 4.10 and 4.11, which in each case, shall survive indefinitely.

         7.7 Indemnification

                  (a) VFNX hereby agrees to indemnify and hold UCT, and its officers, directors, affiliates, representatives, trustees, grantors, beneficiaries and agents, and any successors thereto (the VFNX Indemnitees"), harmless from any and all damages, losses, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of investigation and reasonable attorneys' and consultants' fees and expenses in connection with any action suit, or proceeding) (collectively, "Damages") incurred of suffered as a result of or arising out of: (i) the breach of any representation or warranty made by or on behalf of VFNX pursuant to Article V of this Agreement or any other certificate or document delivered by VFNX pursuant to this Agreement, and (ii) the breach of any covenants or agreement made or to be performed by VFNX pursuant to this Agreement.

                (b) UCT and Korbin, jointly and severally, hereby agree to indemnify and hold VFNX, the Surviving Corporation and their officers, directors, affiliates, representatives, trustees, grantors, beneficiaries and agents, and any successors thereto (the VFNX Indemnitees") harmless from Damages incurred or suffered as a result of or arising out of (i) the breach of any representation or warranty made by UCT pursuant to Article VII of this Agreement or any other certificate or document delivered by UCT pursuant to this Agreement; (ii) the breach of any covenant or agreement made or to be performed by UCT pursuant to this Agreement; or (iii) any potential litigation as disclosed on Schedule 4.7 herein.

                  (c) Any party seeking indemnification (the "Indemnified Party") from any other party (the "Indemnifying Party") with respect to any claim, demand, action, proceeding or other matter (the "Claim") pursuant to this
Section 7.7 shall promptly notify the Indemnifying Party in writing of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification.

                  (d) In the event that any third party notifies any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified party shall promptly notify the Indemnifying Party of such Claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such failure to give notice. The Indemnifying Party, upon waiver of its right to contest the liability for which indemnification is being sought and demonstration by the Indemnifying party of its financial ability to satisfy any resulting judgement to the reasonable satisfaction of the Indemnified Party, shall have the right to assume defense of the Claim if notice is given to the Indemnified Party within ten (10) days after receipt of notice of such Claim. If the Indemnifying Party assumes defenses of the Claim as provided in the preceding sentence, then:

                           (i) The Indemnifying Party will diligently defend the
Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

                           (ii) The Indemnified Party may retain separate
co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel (a) to the extent the Indemnified Party concludes reasonably based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or (b) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnified party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party;

                           (iii) The Indemnifying Party will not consent to the
entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably; it being understood and agreed that failure to consent to a judgment or settlement that provides for relief other than monetary damages or does not provide an unconditional release of the Indemnifying Party from liability shall not be deemed unreasonable); and

                           (iv) The Indemnifying Party will not consent to the
entry of any judgment or enter into any settlement, without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably; it being understood and agreed that failure to consent to a judgment or settlement that provides for relief other than monetary damages or does not provide an unconditional release of the Indemnified Party from liability shall not be deemed unreasonable).

                  (e) If no Indemnifying Party notifies the Indemnified Party within ten (10) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereto, then the Indemnified Party may defend against, or enter into any settlement with respect to the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

                  (f) The Indemnified Party shall be entitled to reimbursement of reasonably expenses included in Damages with respect to any Claim(including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnified Party; provided, however, that the Indemnified Party shall undertake to repay any amounts arising solely from the fault of such Indemnified Party.

                  (g) The rights and remedies of the VFNX Indemnitees under
Section 7.8 shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the VFNX Indemnitees or any of their respective representatives or agents.

                  (h) Basket and Limitation. Notwithstanding anything to the contrary in the foregoing provisions of this Article VII, no party shall be required to indemnify another party until the aggregate of any costs and Damages arising under this Article VII reaches $100,000, at which point the Indemnifying Party shall be liable for all such costs and Damages of the Indemnified Party up to a maximum liability of $1,000,000.

                           (i) Offset. Notwithstanding anything to the contrary
contained herein, in the event the costs or Damages from a claim pursuant to
Section 7.7(b) exceed $100,000, VFNX may offset any such excess costs or Damages in the following order: First, from the VFNX Shares that were granted to Korbin as part of this Agreement; and next, from amounts due Korbin (after December 31, 2001) under his Employment Agreement with the Surviving Corporation. For purposes of this section, the Shares granted to Korbin shall be valued at the average of the closing price of VFNX common stock for the three trading days prior to the Effective Time of this Agreement.

                                  Article VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         8.1 Conditions to All Companies' Obligation to Effect the Merger. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by a writing signed by VFNX and UCT:

                  (a) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of any Merger shall have been issued and remain in effect.

                  (b) Other than the filing of Articles of Merger with the Department of State for the State of Florida all authorizations, consents, orders or approvals of, or declarations or filings with any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no Material Adverse Effect on the consummation of the Merger or on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred, or been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the VFNX Shares in exchange for the Shares and to consummate the Merger shall have been received.

                  (c) The other Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President, or an Executive Vice President of the other Company as to the satisfaction of this condition.

         8.2 Conditions to Obligation of VFNX. The obligations of VFNX to carry out the transactions contemplated by this Agreement are subject to the following conditions:

                  (a) Korbin shall have entered into a three (3) year Employment Agreement with VFNX in the form satisfactory to VFNX.

                  (b) UCT shall provide a Closing Balance Sheet in the form satisfactory to VFNX.

                  (c) There shall not have been any Material Adverse Effect on UCT.

                  (d) VFNX shall have received such other agreements as VFNX and its counsel may reasonably request.

         8.3 Conditions to Obligations of UCT. The obligations of UCT to carry out the transactions contemplated by this Agreement are subject to the following condition:

                  (a) VFNX shall have entered into a three (3) year Employment Agreement with Korbin in the form satisfactory to UCT.

                                   Article IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of UCT:

                  (a) By mutual written consent of all of the Companies.

                  (b) By either UCT or VFNX if the Merger shall not have been consummated on or before October 31, 2001.

                  (c) By either UCT or VFNX if there shall have been any material breach of a material obligation of another Company hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied; provided, that such 10-day period shall be extended for so long as the other Company shall be making diligent attempts to cure such default.

                  (d) By either UCT or VFNX if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or any other action shall have become final and non-appealable.

                  (e) Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors hereof and except for Sections 7.3,
7.4 and 9.1 hereof which shall survive the termination). Nothing contained in this Section 9.1 shall relieve any party from liability for shallful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

         9.2 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the shareholders of UCT, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.3 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  Article X

                               GENERAL PROVISIONS

         10.1 Brokers. Each Company represents and warrants to the others that no broker, finder, or financial advisor is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto.

         10.2 Post-Closing Covenant. As soon as practicable after the Effective Time of this Agreement, VFNX shall use its reasonable best efforts to assume any personal guaranties that Korbin is responsible for related to UCT.

         10.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) If to VFNX, to:


                           VFNX, Inc.
                           6401 Congress Avenue, Suite 250
                           Boca Raton, Florida 33487
                           Attention:  CEO


                  (b) If to UCT, to:

                           United Capturdyne Technologies, Inc.
                           1001 NW 62nd Street, Suite 407
                           Fort Lauderdale, Florida 33309
                           Attention:  CEO


                  (c) If to Korbin to:

                           Max Jeffrey Korbin, II
                           1001 NW 62nd Street, Suite 407
                           Fort Lauderdale, Florida 33309
                           Attention:  CEO





         10.4 Descriptive Headings. The headings contained in this Agreement are for reference Purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.5 Entire Agreement: Assignment. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.

         10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the provisions thereof relating to conflicts of law.

         10.7 Parties in Interest. Except for Sections 7.7 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit, or remedies of any nature whatsoever or by reason of this Agreement.

         10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         10.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         10.10 Jurisdiction and Venue. Each Party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state court of Florida. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Florida court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Florida court or to any claim that such Florida court is an inconvenient form.

         10.11 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         10.12 Consents. For purposes of any provision of this Agreement requiring, permitting, or providing for the consent of any or Company, the written consent of the Chief Executive Officer of a Company shall be sufficient to constitute such consent.

         IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

VoiceFlash Networks, Inc.,              United Capturdyne Technologies, Inc.,
a Florida corporation                   a Florida corporation

By:                                     By:
    -----------------------------           -----------------------------
     Lawrence Cohen, CEO                    Max Jeffrey Korbin, II, CEO


VFNX, Inc., a Florida corporation
(Acquisition Sub)

By:
    -----------------------------           -----------------------------
    Lawrence Cohen, President               Max Jeffrey Korbin, II